May 2007	Pricing Sheet dated May 8, 2007
Relating to Preliminary Terms No. 261 dated April 20, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Buffered PLUS based on the S&P 500® Index due May 11, 2009
Buffered Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – M a y 8 , 2 0 0 7
Issuer:	Morgan Stanley
Maturity date:	May 11, 2009
Underlying index:	S&P 500® Index
Aggregate principal amount:	$1,550,000
Payment at maturity:	■ If the ending index level is greater than the initial index level,
            $1,000 + ($1,000 x upside leverage factor x index return), subject to the maximum total return.

■ If the ending index level is less than or equal to the initial index level, but has declined by an amount less than or equal to the buffer amount, the stated principal amount.

■     If the ending index level has declined from the initial index level by an amount greater than the buffer amount,
                  $1,000 + [$1,000 x (index return + buffer amount) x downside factor]
           This amount will be less than the stated principal amount of $1,000.

Index return:	The index return will be calculated as follows: (ending index level – initial index level) / initial index level
Initial index level:	1,507.72, the index closing level of the S&P 500® Index on the pricing date.
Ending index level:	The arithmetic average of the index closing levels on each of the five averaging dates.
Averaging dates:	May 1, 2009, May 4, 2009, May 5, 2009, May 6, 2009 and May 7, 2009, subject to postponement in the event of a market disruption event as described in the accompanying prospectus supplement for leveraged index-linked securities.
Upside leverage factor:	2
Maximum total return:	18% on the stated principal amount.
Maximum payment at maturity:	$1,180
Buffer amount:	10%
Downside factor:	1.1111
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	May 8, 2007
Original issue date:	May 15, 2007 (5 business days after the pricing date)
CUSIP:	61747YAV7
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Buffered PLUS	100%	1.5%	98.5%
	Total	$1,550,000.00	$23,250.00	$1,526,750.00

(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for leveraged index-linked securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Terms No. 261 dated April 20, 2007
Prospectus Supplement for Leveraged Index-Linked Securities dated December 7, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.